Exhibit 11.1

Code of Ethics

Background:

The Nayax Group (‘the company’) believes in professional and interpersonal relationships that are based on respect, trustworthiness and concern for others. The company regards the values of excellence, professionalism, efficiency and partnership as essential for it to continue to be a leading company in the field of management and clearing technologies for manned and unmanned points of sale.

The purpose of this Code of Ethics is that the company and the parties that take part in its business operations, including the company’s executives, employees, business partners and suppliers, conduct themselves ethically.

This code does not constitute a substitute for the statutes and regulations that are relevant to the company’s operations and should not be regarded as such. It is intended by the company to define the minimum standards of conduct that should be observed and used as a guide and compass in cases where the provisions of the law or the company’s internal procedures do not provide a clear answer and determining the proper standard of conduct requires discretion.

If it is not possible to comply with the code because of provisions of statute and regulations, you should comply with the statute and regulations while acting in the spirit of the code to the greatest extent possible. If local customs or procedures conflict with the provisions of the code, steps should be taken to change them as soon as possible to facilitate compliance with the provisions of the code.

For the avoidance of doubt, the Code of Ethics does not grant any third party a right against the company or any of its employees and officers.

Message from the CEO:

Dear employees,

Throughout the company’s lifetime, we have taken care to comply with norms and values that allow us to build strong relationships with our customers and business partners. These relationships are based on mutual confidence, excellent service and our commitment to act with the highest ethical standards.

Our reputation as a company whose employees are strictly honest and fair in all their dealings is an important asset of ours, which helps us to set an example, serve as a role- model and maintain our excellence and leadership in all the countries where we operate.

The company’s Code of Ethics is an additional means of strengthening our moral commitment and protecting our reputation as a company that acts honestly and fairly in all its dealings. The code is an ethical cornerstone and all of us are expected to uphold it on a daily basis. It will help us to continue to succeed and flourish in our aspirations of business and ethical excellence.

The code’s principles are relevant to each of us. Everyone is personally responsible for strengthening our core values and ensuring high ethical standards and work norms in accordance with the procedures and the Code of Ethics. We should all work to incorporate them in our conduct and that of our colleagues so that we act honestly and fairly and ensure that we always do the right thing.

If we all play our part, I am sure that the company will continue to deserve the confidence that its employees, customers and business partners have in it.

Thank you for your contribution to the company being a unique environment where we are all proud to work.

Yours,

Yair Nechmad, CEO

The company’s employees:

The company’s human capital is a source of pride to the company and the basis for its success. The employees are the company’s most important asset and the main resource for its growth and leadership role in its field of operations. The company’s employees jointly aspire to create a pleasant, warm and dynamic work environment.

The company undertakes to its employees as follows:

▪	That it will treat the employees sensitively, caringly and fairly at all stages of their employment.

▪	That it will provide equal opportunities when recruiting, employing and promoting employees and to recognize the unique contribution of each employee to the company’s success.

▪	That it will facilitate and promote the personal, professional and managerial development of all the company’s employees and to encourage every employee to realize his full potential by investing considerable resources in training, development and the realization of personal and professional excellence.

▪	That it will ensure the welfare and satisfaction of the company’s employees.

▪	That its executives will set the employees a personal example in their conduct, decisions and actions.

▪	That it recognizes the importance of open internal channels of communication and a high-quality internal service as a basis for improving the decision-making process in the company and as essential for the company’s employees and executives to feel a sense of belonging.

▪	That it regards each of its employees as deserving of individual attention and aspires to be attentive to all the employee’s needs and to provide a solution to them, with an emphasis on striking a balance between his personal life and his work life.

▪	That it works to create a pleasant work environment and to encourage its employees to inform it of any conduct that violates the company’s procedures or values, including harassment and violence of any kind.

▪	That it encourages transparency of information, the sharing of knowledge and mutual study and brainstorming.

▪	That it encourages creative thinking among its employees and the implementation of innovative ideas.

The company’s employees undertake to the company and their work colleagues as follows:

▪	To act transparently, honestly and fairly and to treat the company’s resources responsibly and with respect.

▪	To set a high professional standard and to act responsibly and professionally, while engaging in continuous study, development and improvement, to ensure that the company will remain a leading company in its field.

▪	To comply with the company’s procedures and policy that are in force from time to time in a uniform, professional and objective manner.

▪	To act responsibly and resolutely to promote the interests of the company and its customers.

▪	To promote teamwork, mutual assistance and partnership with a common language and open, tolerant and respectful communications with our associates.

▪	To avoid conflicts of interest and receiving benefits.

▪	To represent the company and protect its reputation at all times and to dress appropriately and decorously.

The company’s customers

The company’s customers are a main asset that is essential for its existence. The company regards the providing of a high-quality service to the customer as of paramount importance. This will build a continuing, strong and credible relationship based on mutual respect and loyalty.

▪	The company insists upon full transparency and provides its customers with complete, precise, reliable and clear information.

▪	The company is committed to a quick, professional and available service based on open, respectful and frank communication.

▪	The company acts fairly, reliably and effectively in dealing with requests from our customers.

▪	The company takes responsibility for the comprehensive handling of every request until it is completed, with an aspiration to maximize customer satisfaction.

▪	The company respects its customers and aspires to treat every customer equally and provide a creative solution that is tailored to his needs.

▪	The company is committed to protecting the confidentiality of its customers’ information according to what is agreed with them.

The company’s business partners and suppliers:

The company regards relationships with its business partners and suppliers as a springboard for development, mutual growth and strengthening the company’s business. The company creates relationships that are based on a joint focus and concern for the customer’s best interests.

▪	The company aspires to create a dialogue that is based on partnership, open communications and tolerance, while protecting the interests of the company and its partners.

▪	The company aspires to make fair transactions that are advantageous to all parties and is punctilious in performing the undertakings and agreements that it makes.

▪	The company chooses business partners and suppliers on the basis of objective and professional criteria and with equal opportunities, irrespective of sex, ethnicity, age, special needs, etc.

Authorities:

The company maintains an open channel of communications and professional dialogue with regulators and the various governmental authorities, in view of the importance of regulations.

▪	The company is committed to operating in accordance with regulatory requirements, its internal work procedures and the powers granted to it.

▪	The company is precise and dependable in the messages that it communicates.

▪	The company aspires to familiarize itself thoroughly with the professional and legal rules that are relevant to its operations and refrains from dealings that may conflict with them.

▪	The company competes fairly and markets its products responsibly and professionally.

Community:

As a leading company in the field of the management and clearing of manned and unmanned points of sale, the company is aware of its responsibility to the community and members of the public. The company believes in implementing its values and using its abilities for the benefit of the community by working for and contributing to the community in a variety of fields.

▪	The company believes in the value of giving and provides opportunities for its employees to contribute to community projects.

▪	The company supports weaker elements of the population as a basis for strengthening Israeli society.

▪	The company and its systems are committed to providing an accessible solution that is tailored to the needs of end users that belong to groups with special needs.

▪	The company supports integration in the company of employees who belong to all sectors and elements of the population, including minorities and other disadvantaged groups.

Integrity and the prohibition of corrupt dealings and conflicts of interest

The company attributes supreme importance to fair and honest dealings and will show zero tolerance for any kind of dishonesty, including cases of conflicts of interest and/or bribery and corruption.

▪	The company attributes great importance to honesty in its dealings, including the prevention of bribery and corruption, favoritism, conflicts of interests and improper motives.

▪	The company operates fairly and honestly and avoids getting into situations where its interests may conflict with the personal interests of its executives, employees, business partners or suppliers.

▪	In its relationships with its customers, its business partners and suppliers, the company avoids giving and receiving gifts and benefits (in cash or cash equivalents) that may have even the appearance of an attempt to buy preferential treatment, the change of a decision or the making of a personal profit.

▪	The company is required to report to the relevant authorities any conflict of interest and/or suspicion of a conflict of interest between the company and its main shareholders, as well as any suspicion of fraud or theft.

▪	The company complies with the law (expressly including the Foreign Corrupt Practices Act of 1977 (FCPA) and the Bribery Act (UK)) and operates in accordance with its internal procedures and agreements with its business partners and suppliers.

Moreover, the company expects its executives and employees, as well as its business partners and suppliers, to show zero tolerance for any kind of conflict of interest, bribery and corruption.

The company’s executives, employees, business partners and suppliers, including the persons acting on their behalf and third parties with whom they enter into agreements shall not offer, promise, give or receive bribery payments or give or receive inappropriate payments in order to obtain new business opportunities, keep existing business or obtain any other unfair advantage. In particular, the aforesaid parties are required not to engage in any form of bribery or similar schemes or to offer other incentives to the company’s employees or members of their families or their friends in order to obtain or keep any business or personal opportunities whatsoever.

It is permitted to offer customary and reasonable business hospitality, including gifts and entertainment (for example, attendance of events, business lunches and small gifts), as long as they are given in accordance with the relevant laws. However, business hospitality should not be provided in situations where the hospitality may influence or have the appearance of influencing a professional decision. In general, restraint should be shown in offering business hospitality to the company’s employees and members of their families. Business hospitality should be reasonable from the viewpoint of its scale, value and frequency and should reflect ordinary local business practices.

Moreover, the aforesaid parties are required to avoid any interaction that may conflict or even appear to conflict with their obligation to act in the company’s best interests. Any conflict of interest or any situation that creates an appearance of a conflict of interest in the context of the company’s business should be disclosed to the company.

Furthermore, notice should be given to the company if any of the aforesaid parties or a close family member has a material economic interest or another material interest that conflicts with the company’s interests, or holds a position that creates a conflict of interest with the company or an appearance of a conflict of interest.

Annex to the Code of Ethics – Reporting Methods

General:

The company has determined several ways in which the company’s employees, inter alia, can file anonymous reports in accordance with the company’s Code of Ethics, to which this document is annexed, including about bribery and corruption, embezzlement, fraud and other improper conduct. These reporting methods will be stated below in this annex and will be jointly called ‘the Code of Ethics reporting methods.’

The company will ensure that it informs its new employees of the Code of Ethics reporting methods and will remind and update its existing employees once a month about the Code of Ethics reporting methods that it is operating at that time.

Moreover, in order to realize and enforce the provisions of the company’s aforesaid Code of Ethics, the company has defined Code of Ethics officers as follows:

Internal Code of Ethics officer: Mr. Michael Galai, who holds the position of chief legal officer in the company, will hold the position of the company’s internal Code of Ethics officer (‘the internal Code of Ethics officer’).

Any employee or officer in the company should bring to the attention of the Code of Ethics officers as stated above any information that comes into his possession, which affects or may affect implementation of the Code of Ethics in the company, by using the Code of Ethics reporting methods.

The Code of Ethics reporting methods

•	Reporting on the company’s site: https://www.nayax.com/ethical-code-violation/

The aforesaid reporting methods are anonymous and are designed to protect the rights of the person making the report and prevent any retaliation against him for making the report. The company requests that all the relevant parties report to it any conduct that undermines the company’s proper organizational operations.

It should be clarified that a general report that does not contain details and/or any explanation will not be investigated.